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                                                                   EXHIBIT 10.12
                                                                   R432762D0E

                        QUALIFYING QUOTA SHARE AGREEMENT
                        --------------------------------

                                  made between

                     WELLINGTON UNDERWRITING SYNDICATE 2020,
                     ---------------------------------------

                      (hereinafter called the "Reinsured")

                                 of the one part

                                       and

                           ASPEN INSURANCE UK LIMITED
                           --------------------------

                              (previously known as
                         WELLINGTON REINSURANCE LIMITED)

                      (hereinafter called the "Reinsurers")

                               of the other part.


PREAMBLE

         Whereas the Reinsured desire to reinsure a certain proportion (as herein defined) of the liability accruing to them in respect of their Whole Account and covering business incepting between 1st January 2003 and 31st December 2003, both days inclusive in respect of the 2003 year of account excluding the reinsurance to close from earlier years of account.

         Now, therefore, it is agreed between the parties as follows:

                                   ARTICLE I

                             CESSIONS TO REINSURERS

1. The Reinsured shall cede to the Reinsurers, and the Reinsurers shall accept by way of reinsurance, a Quota Share of 7.50% of the business set forth in the Preamble, for the specified period.

         Notwithstanding the foregoing, it is understood and agreed that business written as a reinsurance of Aspen Insurance UK Limited and business underwritten by Wellington Underwriting Inc. shall be excluded from the scope of this Agreement.

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2. The Reinsurers shall share in the benefits (to the extent recoveries are collected) and costs of all reinsurances protecting the Reinsured's Whole Account, other than any Whole Account Stop Loss coverage, costs being allocated in accordance with Article VI.

3. All reinsurances (excess of loss or otherwise) purchased by the Reinsured to be for common account, other than any Whole Account Stop Loss.

                                   ARTICLE II

                            COMMENCEMENT OF AGREEMENT

         This Agreement shall apply to all business incepting between 1st January 2003 and 31st December 2003, both days inclusive, in respect of the 2003 year of account excluding the reinsurance to close from earlier years of account.

                                  ARTICLE III

                                TERRITORIAL SCOPE

         This Agreement shall apply to losses occurring Worldwide.

                                   ARTICLE IV

                       ATTACHMENT OF REINSURERS' LIABILITY

         The liability of the Reinsurers hereunder shall commence and expire simultaneously and automatically with the liability of the Reinsured under the original acceptances.

                                   ARTICLE V

              PREMIUM COMMISSION AND ORIGINAL TERMS AND CONDITIONS

1. The Reinsurers shall hereon follow the fortunes of the Reinsured in respect of all original business and all common account reinsurances which are the subject matter of this Agreement.

2. The Reinsured shall pay to the Reinsurers their share of the 100% Whole Account premiums written, less only commissions as set out herein. Premiums are original premiums less all overseas levies, taxes and original brokerage and commissions, with no further deduction for any other fees, costs, or levies.

3. The Reinsurers shall allow to the Reinsured an over-riding commission of 8% on the Gross Net Premiums ceded. Gross Net Premiums are original premiums less all overseas levies, taxes and original brokerage and commissions. Net Premiums are Gross Net Premiums less reinsurance costs.

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                                   ARTICLE VI

                         REINSURANCE PREMIUM ALLOCATION

1.       Risk attaching reinsurance contracts

         The Reinsurers will be charged with 7.50% of the premiums payable under any facultative, proportional or risks attaching common account reinsurance contracts applicable to risks reinsured by this Agreement.

2.       Other reinsurance contracts

         The amount chargeable to the Reinsurers for reinsurance premiums payable in respect of each common account reinsurance contract ("the Contract") effected by the Reinsured on a losses occurring basis will comprise 7.50% of the percentage P of the total premiums payable under that contract where:

                  P = 100 x A/(A + B)

                  and

                  A = premium earned in the period covered by the Contract in respect of risks protected under the Contract and reinsured under this agreement.

                  B = premium earned in the period covered by the Contract in respect of risks protected under the Contract, including Syndicates 2020 and 3030, written by the Reinsured that are not reinsured under this agreement (including risks incepting prior to 1st January 2003).

                  In each case premium will be treated as earned in equal daily increments over the life of each relevant contract (and will be reduced by the amount of any premiums ceded under any inuring facultative, proportional or risks attaching common account reinsurance contracts).

                                  ARTICLE VII

                                PROFIT COMMISSION

1. The Reinsurers shall allow to the Reinsured a Profit Commission of 25% on the net profit.

2. The Profit Commission Statements shall be prepared by the Reinsured and shall be calculated as follows:

         INCOME

         The Reinsurers' share of Net Premiums, as set out in Article V.

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         OUTGO

         a) Losses and loss expenses paid by the Reinsurers after deducting all salvage and recoveries;

         b)   Reinsurers' proportion of a reserve for losses outstanding;

         c)   8% overriding commission, in accordance with Article V;

         d)   Reinsurers' expenses, being 5% of Net Premium;

3. The excess, if any, of INCOME over OUTGO shall represent the net profit.

4. A Provisional Profit Commission Statement shall be payable by the Reinsurers at 31st December 2003 and adjustable annually thereafter unless and until this Agreement is commuted in accordance with Article X.

5. Payment of any Provisional Profit Commission is to be made to the Reinsured by 31st March 2004. Subsequent annual adjustments to the Profit Commission are to be paid by the debtor party within 90 days of the end of each year.

                                  ARTICLE VIII

                                     LOSSES

1. The Reinsurers shall be debited with their proportion of settled losses in the accounts rendered by the Reinsured in accordance with Article IX, but whenever the Reinsurers' proportion of any settled loss attains the sum of USD 500,000 any one loss to this Agreement (net of other reinsurances) or more, immediate payment shall be made by the Reinsurers if requested by the Reinsured always provided that the Reinsurers shall have the right to deduct from such cash payments any sums due to the Reinsurers under this Agreement or under any agreement replacing this Agreement.

2. The Reinsurers shall follow the loss settlements made by the Reinsured in all circumstances and shall be liable for the Reinsurers' share of payments on account, fees and expenses of experts and other loss settlement expenses (other than management and office expenses and salaries of employees of the Reinsured) and legal expenses incurred in connection with the investigation, settlement or contesting the validity of claims or losses.

3. The Reinsurers shall participate in proportion to their interest in all amounts which may be recovered by the Reinsured.

4. Immediate advice shall be given to the Reinsurers of the occurrence of any loss which, in the opinion of the Reinsured, is likely to result in a payment under this Agreement of USD 500,000 or more.

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                                   ARTICLE IX

                               QUARTERLY ACCOUNTS

1. The accounts between the Reinsured and the Reinsurers shall be rendered quarterly by the Reinsured within 45 days of the close of each quarter.

2. Accounts shall be paid in currencies as received by the Reinsured.

3. Undisputed items to be paid within 15 working days of rendering, other items upon Agreement.

4. This Agreement is subject to the Outstanding Claims Advance Clause, as Appendix A attached.

                                   ARTICLE X

                               COMMUTATION CLAUSE

         This Agreement may be commuted at the request of the Reinsured after four years from inception, at terms to be mutually agreed by the parties.

                                   ARTICLE XI

                                     OFFSET

         Each party hereto shall have the right to offset any balance or balances, whether on account of premiums or on account of losses, due from one party to another party under this Agreement, against any balance or balances due and payable to one party from the other party under this Agreement. However, in the event of the insolvency of any party hereto, offset shall only be allowed in accordance with applicable statutes and regulations.

                                  ARTICLE XII

        CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999 CLARIFICATION CLAUSE

         A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement but this does not effect any right or remedy of a third party which exists or is available apart from that Act.

                                  ARTICLE XIII

                                   NON-WAIVER

         The failure of the Reinsured or the Reinsurers to insist on compliance with this Agreement or to exercise any right or remedy hereunder shall not constitute a waiver of any rights or remedy contained herein or otherwise, nor stop either party from thereafter demanding

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full and complete compliance nor prevent either party from exercising such rights or remedy in the future.

                                  ARTICLE XIV

                                   INSOLVENCY

         In the event of the insolvency or liquidation of the Reinsured, this Agreement shall be payable solely to the Reinsured or to its liquidator, receiver, conservator or statutory successor in accordance with all the terms and conditions of this Agreement. Under no circumstances shall the Reinsurers' obligations be accelerated in time or enlarged in the event of the insolvency, scheme of arrangement or other impairment of the Reinsured.

                                   ARTICLE XV

                                ACCESS TO RECORDS

         No provisional or definite bordereaux of cessions under this Agreement shall be issued by the Reinsured. In consequence thereof, the Reinsurers or their duly authorised representatives shall at all reasonable times and upon reasonable notice being given, be entitled to inspect all relevant records, correspondence and documents in the possession of and at the offices of the Reinsured relating to the adjustment of a loss or losses under this Agreement. This entitlement shall continue for as long as Reinsurers remain liable under this Agreement.

         A copy of the Inspection Report and/or a summary of its findings shall be delivered to the Reinsured within four weeks of the completion of the inspection and any costs and expenses incurred under any such inspection shall be borne by the Reinsurers.

         Notwithstanding the foregoing, this Article shall not be understood to alter any other terms of this Agreement and Reinsurers shall not delay payment of amounts due to the Reinsured pending the results of any such inspection. However this shall not prejudice Reinsurers rights to recover any amounts they have made to the Reinsured which, following such inspection, are proven to be outside of the terms of this Agreement.

                                  ARTICLE XVI

                      EXTRA-CONTRACTUAL OBLIGATIONS CLAUSE

         This Agreement shall exclude all cover in respect of Extra-Contractual Obligations howsoever arising, such Extra-Contractual Obligations being defined as any award made by a court of competent jurisdiction against an insurer or reinsurer, which award is not within the coverage granted by any insurance and/or reinsurance contract made between the parties in dispute.

         Notwithstanding the foregoing, this Agreement shall extend to cover any loss arising from a Claims Related Extra-Contractual Obligation:

         a)   awarded against the Reinsured or

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         b)   incurred by the Reinsured where he has paid his share of a Claims
              Related Extra-Contractual Obligation awarded against one or more of his co-insurers.

         It is warranted that any recovery under this Agreement in respect of Claims Related Extra-Contractual Obligation shall only be for that part of any award which corresponds to the Reinsured's share of the insurance and/or reinsurance policy and/or contract giving rise to the award and all proportional protection effected by the Reinsured shall provide or shall be deemed to provide pro-rata coverage for such obligation.

         This Agreement shall also extend to cover all loss from Extra-Contractual Obligations howsoever arising where the loss is incurred by the Reinsured as a result of his participation in any insurance or reinsurance which provides cover for such loss, it being understood and agreed that such loss results from a contractual liability incurred by the Reinsured.

         A Claims Related Extra-Contractual Obligation shall be defined as the amount awarded against an insurer or reinsurer found liable by a court of competent jurisdiction to pay damages to an insured or reinsured in respect of the conduct of a claim made under an insurance and/or reinsurance policy and/or contract, where such liability has arisen because of:

         a) the failure of the insurer or reinsurer to agree or pay a claim within the policy limits or to provide a defence against such claims as required by law or

         c)   bad faith or negligence in rejecting an offer of settlement or

         d) negligence or breach of duty in the preparation of the defence or the conduct of a trial or the preparation or prosecution of any appeal and/or subrogation and/or any subsequent action resulting therefrom.

         There shall be no liability under this Agreement in respect of:

         a) any assumption of liability by way of participation in any mutual scheme designed specifically to cover Extra-Contractual Obligation; or

         b) any Extra-Contractual Obligation arising from the fraud of a director, officer or employee of the Reinsured acting individually or collectively or in collusion with an individual or corporation or with any other organization or party involved in the presentation, defence or settlement of any claim.

         Any loss arising under this Agreement in respect of Claims Related Extra-Contractual Obligations shall be deemed to be a loss arising from the same event as that giving rise to the claim to which the Extra-Contractual Obligation is related; but recovery hereunder is subject to the insurance and/or reinsurance policy and or contract which gives rise to the Extra-Contractual Obligation falling within the scope of this Agreement.


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                                  ARTICLE XVII

                          DELAYS, OMISSIONS AND ERRORS

         Any inadvertent delays, omissions or errors made in connection with this Agreement shall not be held to relieve either of the parties hereto from any liability which would have attached to them hereunder if such delays, omissions or errors had not been made provided such omissions or errors are rectified immediately upon discovery, and no liability shall be imposed on either party greater than would have attached under this Agreement had such delay, omission or error not occurred.

                                 ARTICLE XVIII

                              APPLICABLE LAW CLAUSE

         This Agreement is governed by and is to be construed according to the Law of England. All questions or disputes arising out of or in connection with this Agreement, which cannot be decided by Arbitration, shall be referred to an English Court and litigated solely in London.

                                  ARTICLE XIX

                                 CONFIDENTIALITY

         The Reinsured has designated the underwriting information used to place this Agreement as confidential and proprietary information ("confidential information"). Reinsurers hereon agree that the confidential information shall only be disclosed to those of their employees who need to know the information in connection with the evaluation of risk, who have been informed of the confidential nature of the confidential information and who have agreed not to disclose the confidential information to anyone not participating in the evaluation of risk on behalf of Reinsurers. The Reinsurers shall, unless disclosure is lawfully required by a competent court of jurisdiction, hold in confidence, and shall require its employees to hold in confidence, the confidential information.

         The Reinsurers shall be under a continuing non-delegable duty not to disclose, directly or indirectly, or permit the disclosure of, directly or indirectly, the confidential information to any third person.

                                   ARTICLE XX

                                MEDIATION CLAUSE

         In the event of any dispute arising out of or relating to this Agreement, including but not limited to the formation, interpretation, validity, performance or breach of this Agreement, whether such dispute arises before or after the expiration of this Agreement, the Reinsured and the Reinsurers agree that, prior to requesting Arbitration, they will submit such dispute to non-binding Mediation which will be held in London, England.

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         Mediation shall be initiated by the delivery of a written notice of a request for Mediation by one party to the other. Each party shall submit a list of not more than four potential mediators to the other party within thirty days of the delivery of such written notice. The two parties shall then agree on the appointment of one Mediator from the combined lists. The Mediator shall be an active or retired officer of an insurance or reinsurance company or an Underwriter at Lloyd's, and shall be a disinterested third party to the Mediation.

         The Mediator will schedule an initial Mediation session within thirty days of appointment and will be responsible for the formulation of an agenda to be distributed to the parties involved in the Mediation not less than five days before the Mediation commences. Additionally the Mediator will arrange the neutral site where the Mediation will take place and advise the parties of the time the Mediation shall commence.

         The Mediator will have no power of enforcement of any decision which may be rendered nor will the Mediator have any right to the assessment of any damages, including punitive damages, to either party participating in this Mediation.

         If in the opinion of the Mediator, the parties cannot resolve the dispute, then such dispute shall be submitted to binding Arbitration in accordance with the Arbitration Clause.

         Each party shall bear the expense of its own representatives and shall jointly and equally bear with the other party the expenses of the mediation.

                                  ARTICLE XXI

                               ARBITRATION CLAUSE

         For any dispute not resolved by mediation such dispute or other matter in question between the Reinsured and any of the reinsurers arising out of, or relating to, the formation, interpretation, validity, performance, or breach of this Agreement, whether such dispute arises before or after termination of this Agreement, shall be settled by arbitration. Arbitration shall be initiated by the delivery of a written notice of demand for arbitration by one party to the other within a reasonable time after the dispute has arisen.

         If more than one reinsurer is involved in the same dispute, all such reinsurers shall constitute and act as one party for the purposes of this Article, provided, however, that nothing herein shall impair the rights of such reinsurers to assert several, rather than joint, defences or claims, nor be construed as changing the liability of the Reinsurers under the terms of this Agreement from several to joint.

         Each party shall appoint an individual as arbitrator and the two so appointed shall then appoint a third arbitrator. If either party refuses or neglects to appoint an arbitrator within sixty days, the other party may appoint the second arbitrator. If the two arbitrators do not agree on a third arbitrator within sixty days of their appointment, each of the arbitrators shall nominate three individuals. Each arbitrator shall then decline two of the nominations presented by the other arbitrator. The third arbitrator shall then be chosen from the remaining two nominations by drawing lots. The arbitrators shall be active or retired officers of insurance or reinsurance companies or Lloyd's of London Underwriters; the arbitrators shall be disinterested parties.

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         The arbitration hearings shall be held in London, England, or such place as may be mutually agreed by the arbitrators. Each party shall submit its case to the arbitrators within sixty days of the selection of the third arbitrator or within such longer period as may be agreed by the arbitrators. The arbitrators shall interpret this agreement as an honourable engagement and shall not be obliged to follow judicial formalities or the rules of evidence except to the extent required by English law; they shall make their decisions according to the custom and practice of the reinsurance business. The decision, rendered by a majority of the arbitrators, shall not include awards for Extra Contractual Obligations and shall be final and binding on both parties. Such decision shall be a condition precedent to any right of legal action arising out of the arbitrated dispute which either party may have against the other. Judgement upon the award rendered may be entered in any court having jurisdiction thereof.

         Each party shall pay the fees and expenses of its own arbitrator and one-half of the fees and expenses of the third arbitrator. In the event that two arbitrators are chosen by one party, as above provided, the fees and expenses of the arbitrators shall be equally divided between the two parties. All other expenses of the arbitration shall be equally divided between the parties.

         This arbitration agreement shall be construed as a separate and independent contract between the parties hereto and arbitration hereunder shall be a condition precedent to the commencement of any action at law.

















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This Agreement has been executed and signed in duplicate and exchanged between the parties.




Signed in London, this 15th day of  April  2003



For and on behalf of WELLINGTON UNDERWRITING, SYNDICATE 2020,.

/s/ WELLINGTON UNDERWRITING, SYNDICATE 2020
------------------------------------------------



Signed in London, this 15th day of  April  2003



For a share of 100% of this Agreement
For and on behalf of ASPEN INSURANCE UK LIMITED

/s/ ASPEN INSURANCE UK LIMITED
------------------------------------------------






























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                                                                      R432762D0E


                                   APPENDIX A

                                  attaching to

                        QUALIFYING QUOTA SHARE AGREEMENT

                                       for

                    WELLINGTON UNDERWRITING, SYNDICATE 2020,


OUTSTANDING CLAIMS ADVANCE CLAUSE

Applicable to so-called US Situs and/or Surplus Lines business protected hereunder, which falls within the scope of the Lloyd's Trust Fund Regulations (appropriate to policies incepting on or after 1st August, 1995).

In respect of all loss or losses arising in respect of that business designated above, the Reinsurer agrees within 14 days, if so requested by the Reinsured, to provide by special settlement an Outstanding Claims Advance equal to its proportionate share of outstanding losses hereunder including Incurred but not Reported (IBNR) losses, by one of the following two (2) alternatives to be chosen by the Reinsured following good faith efforts to reach mutual agreement with the Reinsurer:

1) Claims to be advanced with interest to be calculated at the 3 monthly LIBOR rate for United States Dollars plus 1.50%. The three monthly LIBOR rate for each such collection shall be the rate ruling at 12:00 GMT on the date each such advance is made by the Reinsurer. Interest payments shall be made by the Reinsured to the Reinsurer 3 months after the date of the first invoice and quarterly thereafter.

2) Claims to be paid at a mutually agreed Present Value of the incurred loss including IBNR for which an Outstanding Claims Advance is requested.

Such proportionate share for any loss shall be computed as at any one time by comparing the recovery due hereunder by reason of the Reinsured's paid loss and that recovery which would be due hereunder if it were permitted for such loss to also include the value of the Reinsured's notified outstanding amounts including IBNR for that same loss. The Reinsurer's undertakings are further conditioned upon the understanding that:

1) this Agreement applies only to loss reserve deposits and not to premium reserve deposits;

2) any deposits or advances hereunder will only be established for the benefit of the appropriate US Trust Funds. Any amounts appropriated from any Outstanding Claims Advance provided by or on behalf of the Reinsurer shall be deemed to have been sums paid by the Reinsurer on account of its proportion of settled losses (if any) for which the


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         Reinsurer is properly liable under this Agreement and the amount of such payments shall be brought into account in the Accounts to the credit of Reinsurer;

3) any deposit or advance hereunder shall be limited to three years (or shorter should the US regulations be altered as to make the requirements hereunder redundant); and

4) the amount of any Outstanding Claims Advance or Letter Of Credit provided by common account Reinsurers shall be netted against any Outstanding Claims Advance amount provided hereunder.

The foregoing option may be exercised at any time in respect of each original incurred loss. In the event that the Reinsured requests an increase in an Outstanding Claims Advance, such adjustment shall only be made on the next applicable calendar quarter (being 1st January, 1st April, 1st July and 1st October).

At the option of the reinsurer, any Outstanding Claims Advance may be provided in the form of one or more Letters of Credit subject to such Letters of Credit being in a form acceptable to the Trustees of the Surplus Lines or Credit for Reinsurance Trust Funds as the case may be.























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